Letter of Acknowledgment Re: Unaudited Financial Information

The Board of Directors
LSB Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of LSB Industries, Inc. for the registration of an aggregate of 1,387,800 shares of its common stock under the 1998 Stock Option and Incentive Plan and the Outside Directors Stock Purchase Plan of our reports dated May 10, 2002 and August 12, 2002 relating to the unaudited condensed consolidated interim financial statements of LSB Industries, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

                                                                                                  /s/ Ernst & Young LLP

                                                                                                 ERNST & YOUNG LLP
Oklahoma City, Oklahoma
August 16, 2002